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                                                                     EXHIBIT 6.1


                                 MICRO-ASI, Inc.
                              CONSULTING AGREEMENT


         This agreement "Agreement", effective as of June 1, 1997, is made by and between S&N Corporation "Consultant" and Micro-ASI, Inc. as "Company" for consulting services to be rendered by Consultant to Company.

         WHEREAS, the Company is a development stage company desiring the expertise of Consultant with respect to the designing, manufacturing, and marketing a notebook computer utilizing multi-chip module (MCM) technology, and

         WHEREAS, Company acknowledges consultant shall provide services on a nonexclusive basis, and

         WHEREAS, Company is in the process of raising capital and uncertain as to the amount that will be raised, and

         WHEREAS, Company, at this time, is not financially capable of employing consultant on a full time basis, and

         WHEREAS, Consultant acknowledges that, until such time that the Company has successfully developed a marketable product and is receiving significant revenues the from the sale of said product, the Company does not intend to offer Consultant full time employment,

         NOW THEREFORE, Consultant and Company agree as follows:

                  1. Consultant shall provide consulting services to Company for the purpose of designing, developing and marketing a multi-chip module to be utilized on the motherboard for notebook computers.

                  2. Consultant, although not an employee of the Company, will agree to take the title of Chairman of the Board and represent the Company as Chief Executive Officer.

                  3. Consultant shall be paid, in advance on the first day of each month, a consulting fee of $15,000 per month and a travel allowance of $ 10,000 per month.

                  4. Consultant represents and warrants that he is under no obligation or restriction, nor shall he assume any such obligation or restriction, which would in any way interfere or be inconsistent with, or present a conflict of interest concerning the services to be rendered by Consultant under this Agreement.



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                  5. All work generated hereunder or goods produced pursuant to this Agreement shall become the property of Micro-ASI.

         The parties to this Agreement mutually agree that this Agreement contains the entire understanding between the parties and this Agreement shall not be modified other than by an instrument, in writing, executed by both parties.

         This Agreement may be terminated by either party with a minimum of 30 days written notice.

         This agreement shall be construed and interpreted in accordance with the laws of the State of Texas.



Consultant   /s/  C.E. SMITH CEO & CHMN
           ---------------------------------
                  S&N Corporation


Signed by   /s/   CECIL E. SMITH
           ---------------------------------
                  Cecil E. Smith, Jr.



Micro-ASI, Inc.   /s/  JOEL E. CLAYBROOK, PRESIDENT
                ----------------------------------------
                       Joel E. Claybrook, as President